EXHIBIT 10.57

AGREEMENT

This Agreement is made effective as of this 23rd day of January, 2003 (the “Effective Date”), by and between E*TRADE GROUP, INC., a Delaware corporation (“Company”), and CHRISTOS M. COTSAKOS (“Executive”). References herein to the Company shall include its subsidiaries, unless otherwise required by context.

BACKGROUND

A.    Executive is the Chairman of the Board and Chief Executive Officer of Company and is currently employed pursuant to the terms of an employment agreement dated May 15, 2002 (the “Employment Agreement”); and

B.    Executive and the Company have mutually agreed that Executive shall resign from his employment with the Company and his position as a member of its Board of Directors, pursuant to the terms and conditions set forth below.

TERMS AND CONDITIONS

In consideration of the premises and the mutual covenants and agreements set forth below, the parties agree as follows:

1.    Resignation from Positions.

(a)    Executive shall resign from his employment with the Company and his position on the Board of Directors effective as of the close of business on January 23, 2003 (the “Resignation Date”). Each of the Executive and the Company waive the notice requirement described in paragraph 5 of the Employment Agreement. To formalize his resignation, on January 23, 2003, Executive shall present a letter of resignation in the form attached as Exhibit A.

(b)    Pursuant to the terms of the E*Trade Ventures I, LLC Limited Liability Company (the “Fund I Company”) Operating Agreement, Executive is a Managing Member of the Fund I Company. From and after the Resignation Date, the Company has the right to require Executive to withdraw as Managing Member of the Fund I Company and waive any and all rights and duties as a Managing Member. Executive hereby transfers and assigns to the Company all future payments and rights to payments in respect of his Managing Member interest. When and if so required by the Company, Executive shall cooperate with the Company to execute all documents necessary to effectuate this withdrawal and transfer and assignment. The provisions of this subsection shall not affect Executive’s direct or indirect limited partnership interests in the E*Trade eCommerce Fund, L.P.

(c)    Pursuant to the terms of the E*Trade Ventures II, LLC Limited Liability Company (the “Fund II Company”) Operating Agreement, Executive is a Managing Member of the Fund II Company. From and after the Resignation Date, the Company has the right to require Executive to withdraw as Managing Member of the Fund II Company and waive any and all rights and duties as a Managing Member. Executive hereby transfers and assigns to the Company all future payments and rights to payments in respect of his Managing Member interest. When and if so required by the Company, Executive shall cooperate with the Company to execute all documents necessary to effectuate this withdrawal and transfer and assignment. The provisions of this subsection shall not affect Executive’s direct or indirect limited partnership interests in the E*Trade eCommerce Fund II, L.P.

2.    Separation Benefits.    Following his resignation, the Company agrees to provide Executive with the following benefits, subject to Executive’s continuing compliance with his obligations under Section 4:

(a)    On the Resignation Date, the Company will issue a press release announcing Executive’s resignation in the form attached as Exhibit B.

(b)    The Company shall pay to Executive an amount in cash equal to $4 million. Of such amount, $1 million shall be paid promptly after the execution of this Agreement, $1 million shall be paid on or before March 23, 2003, $1 million shall be paid on or before May 23, 2003 and the remaining $1 million shall be paid on or before July 23, 2003.

(c)    The Company shall provide Executive with an office and administrative support at its reasonable expense and convenience for a period of up to 6 months following the Resignation Date.

(d)    The Company shall allow Executive to retain all office equipment previously provided for his use at his principal residence and shall transfer any ownership interest currently held by the Company in such equipment to Executive; provided, however, that all confidential and/or proprietary information of the Company, its subsidiaries and its affiliated entities shall be removed from such equipment.

(e)    Executive currently has use of an automobile leased by the Company, which Executive may continue to use through January 31, 2004. After such date, Executive shall be permitted to convert the Company’s lease to a personal lease, and the Company shall cooperate with Executive to effect such conversion.

(f)    The Company has retained a life insurance policy on behalf of Executive with coverage of $10 million. Executive will be permitted to retain that policy; provided, however, that he will be responsible for paying all future premiums. Executive understands that if such premiums are not paid, the policy will lapse.

(g)    Executive shall be permitted to continue to receive Long Term Care insurance as provided under the Long Term Care Insurance policy provided to Executive; provided, however, that Executive shall be responsible for paying all future premiums after January 31, 2004. Executive understands that if premiums after such date are not paid by him, the policy will lapse.

(h)    Executive shall participate in all of the Company’s group health insurance programs as an active participant through January 31, 2004. Thereafter, Executive shall be permitted to continue to participate in the Company’s group health insurance programs (including the Executive Health Care Reimbursement Program) at his own expense in accordance with COBRA and/or its state equivalent.

(i)    The Company shall amend all stock options held by Executive that have vested on or before the Resignation Date to provide that such options shall remain exercisable through the first anniversary of the Resignation Date.

Executive acknowledges that except as expressly set forth in this Agreement, following the Resignation Date, he shall be entitled to no further or additional payments or benefits from the Company.

3.    SERP Benefits.    Following the Resignation Date, Executive shall be entitled to receive distribution of vested benefits currently held in Executive’s SERP Account Balance in accordance with the terms of the SERP Plan Document. For the avoidance of doubt, the Executive’s vested SERP benefit as of the Resignation Date is approximately $5,100,000.

4.    Covenants.

(a)    Executive shall hold in strictest confidence and not use or disclose to any individual, partnership, corporation, limited liability company, trust or other entity, without prior written authorization of the Board of Directors, any Confidential Information. “Confidential Information” means any proprietary information, technical data, trade secrets and know-how of the Company, its subsidiaries and its affiliated entities, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, actual or potential customers of the Company, its subsidiaries and its affiliated entities), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, personnel-related information, marketing, finances and other business information disclosed to Executive by the Company either directly or indirectly in writing, orally or by drawings or observation. Executive further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of his or of others who were under confidentiality obligations as to the item or items involved.

(b)    Executive agrees to cooperate fully with the Company, its Board of Directors and its management following the termination of his employment on matters within the scope of his experience while employed by the Company, including, but not limited to (i) provision of any information, document, or other instrument reasonably requested by the Board, any committee thereof, or the senior management of the Company; (ii) rendering support and assistance to the Company, its subsidiaries and its affiliated entities in connection with litigation or arbitration involving any of such entities, whether or not currently pending; and (iii) assisting the Company, its subsidiaries and its affiliated entities with any inquiry, investigation or proceeding of any regulatory agency or body involving any of such entities. The Company shall reimburse the Executive for expenses reasonably incurred by him in complying with his obligations hereunder, in accordance with the Company’s normal expense reimbursement policies for senior executives.

5.    Indemnification.    The Company will continue to cover Executive under its directors and officers liability insurance policy, and will indemnify and defend Executive as provided under Delaware and California law and the terms of the Company’s by-laws, for any and all past, present or future claims arising out of the performance of Executive’s duties while employed by the Company through the Resignation Date.

6.    Withholding.

(a)    Any payment due to Executive hereunder shall be subject to withholding of any federal, state or local taxes that may be required to be withheld.

(b)    The Company may withhold from any payment due to Executive hereunder any amount owed by Executive to the Company, its subsidiaries and its affiliated entities.

7.    Release of Claims.    In exchange for the benefits described in this Agreement, Executive, on behalf of himself and his successors and assigns, hereby releases and absolutely discharges the Company, including each and every of its subsidiaries and other affiliated entities (including, but not limited to, E*TRADE Securities, Incorporated), and their shareholders, directors and employees), and their agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against the Company based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date hereof, including, but not limited to, any claims of breach of contract, fraud, negligent misrepresentation, negligence, intentional or negligent infliction of emotional distress, defamation, wrongful discharge or age, sex, race, national origin, physical or mental disability, medical condition, sexual orientation or other discrimination under the federal Age Discrimination in Employment Act, the federal Americans with Disabilities Act, the federal Civil Rights Act of 1964, as amended, the federal Employee Retirement Income Security Act, the federal Sarbanes-Oxley Act, the California Fair Employment and Housing Act, the California Labor Code, or any other applicable federal, state or local law; provided, however, that this release does not extend to the obligations of the Company pursuant to this Agreement, including, but not limited to Section 5.

8.    Governing Law.    This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

9.    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

10.    Entire Agreement.    This Agreement (including the equity documentation referred to in Section 1, and the employee benefit plans and arrangements of the Company referred to in Section 2) contains the entire agreement of the parties with respect to the subject matter contained in this Agreement. There are no restrictions, promises, covenants or undertakings between Company and Executive, other than those expressly set forth in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties (including, but not limited to, the Employment Agreement). This Agreement may not be amended or modified except in writing executed by the parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

E*TRADE GROUP, INC.

/s/ GEORGE HAYTER
George Hayter Lead Director

EXECUTIVE

/s/ CHRISTOS M. COTSAKOS
Christos M. Cotsakos